Exhibit 10.5

Summary of Awards

under

NetBank, Inc. Amended and Restated Mid-Term Incentive Plan

	Performance
	or Other
	Period Until	Restricted Stock Value of Potential Future Payouts
	Maturation or	Threshold	Target	Maximum
Name and Title	Payout	($)	($)	($)
Douglas K. Freeman
Chairman and Chief	12/31/07	$150,000	$300,000	$450,000
Executive Officer	12/31/08	$150,000	$300,000	$450,000

R. Theodore Brauch	12/31/07	$25,000	$50,000	$75,000
Chief Risk Executive	12/31/08	$25,000	$50,000	$75,000

Steven F. Herbert	12/31/07	$37,500	$75,000	$112,500
Chief Finance Executive	12/31/08	$37,500	$75,000	$112,500

Charles E. Mapson	12/31/07	$25,000	$50,000	$75,000
Chief Legal Executive	12/31/08	$25,000	$50,000	$75,000

Jerald W. McCoy
Chief Capital Markets
and Marketing and	12/31/07	$37,500	$75,000	$112,500
Customer Segmentation Executive	12/31/08	$37,500	$75,000	$112,500

William M. Ross
Chief Transaction Processing and	12/31/07	$37,500	$75,000	$112,500
Strategic Initiatives Executive	12/31/08	$37,500	$75,000	$112,500